UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 9, 2008

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland, Montchanin, Delaware 19710
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2008 (“Effective Date”), our subsidiary, CoaLogix, Inc., entered into a strategic alliance and license agreement with Solucorp Industries, Ltd. pursuant to which CoaLogix obtained exclusive, worldwide commercialization and marketing rights to Solucorp’s IFS-2C technology for use in applications which remove heavy metals, such as mercury, from power plants. The agreement has a term of ten years, with an option in favor of CoaLogix to renew for an additional five-year period.

In consideration for its rights under the agreement, CoaLogix paid an upfront license fee of $2 million (“Upfront Fee”) and agreed to pay royalties on net sales of, and to share a portion of any royalties received in respect of, licensed product (“Royalties”). CoaLogix also agreed to source its supply of licensed product from Solucorp (with no minimum purchase commitment) or, under certain circumstances, to compensate Solucorp for purchases of licensed product by CoaLogix from lower cost suppliers. Royalty rates and compensation to Solucorp in respect of supply of licensed product are based on formulae set forth in the agreement. If, during a certain period of time after the Effective Date, Coalogix does not earn minimum projected revenues from licensed products, CoaLogix has agreed to pay Solucorp a specified amount, offset by the amount of any Royalties theretofore paid to Solucorp. Following the Effective Date, CoaLogix prepaid a portion of the purchase price for an initial quantity of licensed product.

CoaLogix has agreed to use commercially reasonable efforts to commercialize the licensed technology in products and services to be offered to the worldwide power generation industry, and has agreed to devote the necessary corporate resources to provide related marketing, sales and other activities as it reasonably determines up to an agreed upon amount. Under certain circumstances, CoaLogix may be entitled to a refund of a portion of the Upfront Fee upon termination of the agreement by CoaLogix either for breach by Solucorp or for specified non-breach reasons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 15th day of May 2008.

ACORN ENERGY, INC.

By:	/s/ Sheldon Krause
Name: Sheldon Krause Title: Secretary and General Counsel